Exhibit 99.1

News Release
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Media—In London: Tina Gould, +44 20 3194 1092 or tina.gould@morningstar.com

Media—In Chicago: Nadine Youssef, 312-696-6601 or nadine.youssef@morningstar.com

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FOR IMMEDIATE RELEASE

Morningstar UK Ltd. Acquires London-based Old Broad Street Research Ltd. (OBSR), Premier Provider of Fund Research, Ratings, and Investment Consulting Services in the United Kingdom

CHICAGO/LONDON, April 12, 2010—Morningstar UK Ltd., a subsidiary of Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, has acquired Old Broad Street Research Ltd. (OBSR), a premier provider of fund research, ratings, and investment consulting services in the United Kingdom, for 11.95 million pounds sterling, or approximately U.S. $18.3 million, subject to post-closing adjustments.

OBSR’s team of investment research analysts rates and recommends approximately 500 UK-domiciled and cross-border funds. In addition, OBSR analyses a wide range of financial products and tax wrappers, including individual and group pension products, UK onshore and offshore investment bonds, individual and business protection products, and savings products.

“OBSR is one of the most renowned research and consulting firms in the United Kingdom, and is well-respected by advisers and institutions alike,” said Don Phillips, president of fund research for Morningstar. “Our acquisition of OBSR strengthens our research capabilities in one of our key global markets by complementing our existing fund research team in London, and supports one of our growth strategies, which is to continue building our thought leadership in investment research.”

Phillips continued, “The addition of OBSR will also help us expand our investment consulting presence in the United Kingdom, where we already provide asset allocation, manager selection, and portfolio construction services to institutions and intermediaries. OBSR’s expertise in research and analysis, along with its complementary investment consulting capabilities, will allow us to better serve our clients.”

OBSR offers an array of customised consulting services including model portfolios, advice on fund construction, and corporate governance services, which are used by many of the leading financial advisers, life offices, and fund platforms. Managing directors Richard Downs, Richard Romer-Lee, and Nigel Whittingham will continue to lead the business. As a subsidiary of Morningstar, OBSR will continue to offer its fund rating and consultancy services, with the benefit of access to Morningstar’s 290 researchers and analysts worldwide. The subsidiary will be called, “OBSR, a Morningstar company.”

“Morningstar is a good cultural fit for OBSR. Our research team is renowned in the industry for its quality and experience. Becoming part of a global company with greater resources will enable the team to continue to take the business forward,” said Richard Downs, managing director of OBSR. “The investment and advice world is changing, particularly with the introduction of the Financial Services Authority’s Retail Distribution Review (RDR). As part of Morningstar, we will be able to leverage its core skills in research, design, technology, and data to develop a best-in-class solution that builds on our experience in this area.”

OBSR was established in 1999 after co-founders Richard Downs and Richard Romer-Lee purchased the research business of Buck Investment Consultants Ltd., which was created in 1994. The company has 30 employees based in London.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 350,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form

10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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